Exhibit 10.13

March 18, 2024	$50,000

CONVERTIBLE PROMISSORY NOTE

For value received, the undersigned, Helio Corporation, (“Maker”), hereby promises to pay to the order of M. David Shapiro (“Payee”), the principal sum Fifty Thousand Dollars ($50,000) (“Principal Sum”), as provided in this promissory note (this “Note” ).

Interest and Monthly Payments. The outstanding average daily principal balance of this Note shall accrue simple interest, beginning on the date of receipt of good funds by Maker of the loan made hereunder, at the rate per annum of 9.75% per annum, which shall accrue and be paid along with all principal at maturity.

Maturity Date. All unpaid principal, interest, and other amounts owing under this Note shall be due made payable in full on the date that is 24 months from the date of this Note (the “Maturity Date”).

No Prepayment Penalty. Maker may prepay this Note at any time without penalty.

Place of Payment. All payments by the Maker shall be made as designated by Payee.

Default; Remedies. Upon the occurrence and during the continuance of (a) a default in the Maker’s obligations under this note, which default has not been cured within fifteen (15) days following written notice of such default from Payee to the Maker, Payee may declare the entire unpaid principal of and unpaid interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the Payee to the Maker, or exercise any other right or remedy to which the Payee may be entitled by agreement, at law, or in equity.

Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay court costs, reasonable attorneys’ fees, and other reasonable costs of collection of the Payee.

Right to Convert into Common Stock of Maker; Leak Out. Payee shall have the option, at any time within the term of this Note, to convert some or any portion (minimum 25%) into common stock of Maker at a conversion price of $2 per share. Payee may exercise this conversion option by giving written notice to Maker. The converted shares, once issued, will be restricted under applicable law for a period of 6 months. Payee agrees that if Maker is successful at up-listing to a national exchange in 2024 and if Maker is required to procure a leak out agreement for the converted shares, Payee will agree to abide by any such reasonable leak out terms.

Entirety, Governing Law. This Note reflects the full and final agreement between the Parties with regard to all matters set forth herein and no amendment, alteration or modification hereof shall be binding unless in writing and signed by both parties. This Note and transaction shall be governed in all respects under Florida law and venue in any action arising out of or related to this Note or transaction shall lie exclusively in the Courts in and for Flagler County, Florida, for all purposes.

Headings. The clause headings in this Note are for convenience only and do not constitute any part of the Note.

Made and Executed to be effective as of the date set forth above.

MAKER: HELIO CORPORATION		PAYEE:

By:	/s/ Greg Delory	By:	/s/ M. David Shapiro
	Greg Delory, President		M. David Shapiro

Amendment to Convertible Promissory Note and Waiver of Conversion Rights

This is an Amendment to that certain Convertible Promissory Note in the amount of Fifty Thousand Dollars ($50,000) hereinafter referred to as (the “Note”) dated March 18, 2024 by and between Helio Corporation (“Maker”) and M. David Shapiro (“Payee”).

1.	The Parties hereby Amend the Note to provide that the Note, including all principal and accrued interest, will be paid in full by Maker at the earlier of: (i) such time as Maker is able to achieve a listing on a national stock exchange (NYSE or Nasdaq); or (ii) March 31, 2025.

2.	In consideration of such amended maturity date, Payee does hereby unconditionally waive and relinquishes any right to convert any part or all of the Note into stock of Maker. Payee shall no longer have any rights to convert the Note into any form of equity in Helio Corporation effective as of the execution hereof.

3.	Other than as specifically amended hereby, all other terms and provisions of the Note remain in full force and effect.

Helio Corporation

By:	/s/ Greg Delory	/s/ M. David Shapiro
	Greg Delory, CEO	M. David Shapiro